Exhibit 10.2

CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is entered into as of May 4, 2005, by and between CONTINUCARE CORPORATION (the “Company”) and PATRICK M. HEALY (“Healy”).

     WHEREAS, Healy is employed by the Company as its Executive Vice President of Operations and serves on the Board of Directors of the Company; and

     WHEREAS, Healy is, with the Company’s consent, voluntarily resigning his position as Executive Vice President of Operations and a director of the Company, effective as of the date hereof (the “Separation Date”); and

     WHEREAS, Healy and the Company desire to enter into this Consulting Agreement to set forth their agreement with respect to such termination and certain other matters.

     NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, the parties agree as follows:

1. Termination. Effective as of the Separation Date, Healy hereby voluntarily resigns his employment with the Company. From and after the Separation Date, except as provided in this Agreement, Healy will not have any further rights, whether to employment, compensation or benefits from the Company or any of its subsidiaries. Effective as of the Separation Date, Healy also hereby resigns from the Company’s Board of Directors and from all other positions and directorships that Healy may hold with the Company or any of its subsidiaries. For a period of twelve (12) months after the Separation Date (the “Consulting Period”), Healy (the “Consultant”) will remain available to the Company to provide and will provide on a consulting basis such transition and other assistance as the Company may reasonably request (the “Consulting Services”). The Company and Healy will work together in good faith to ensure that any Consulting Services that the Company may request Healy to perform do not unreasonably hinder his ability to seek other employment or interfere with any other employment that he may undertake.

2. Compensation. In consideration for Healy’s compliance with all of the other terms and conditions of this Agreement, the Company will pay to Healy the following compensation:

     2.1. Base Compensation. The Company will pay to Healy: (a) a lump-sum cash payment equal to any salary and vacation time that has accrued through the Separation Date payable within fourteen (14) days after the Separation Date and (b) an aggregate amount of $225,000 payable in installments during the Consulting Period. All such payments shall be payable in accordance with the Company’s normal payroll practices and net of any applicable withholding taxes.

     2.2. Benefits. As a result of the termination of his employment, Healy will lose eligibility to participate in the Company’s employee benefit plans. Further, Healy will lose eligibility, for himself and his dependents, for coverage under the group health plan available to the Company’s full-time employees (the “Group Health Plan”). However, the Company and Healy acknowledge that Healy may elect to continue coverage under the Group Health Plan for himself and his dependents under the federal health continuation requirements in Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Healy acknowledges receipt of the customary notice from the Group Health Plan’s COBRA Administrator regarding (a) Healy’s change in employment status, (b) his right to continue coverage under the Group Health Plan and (c) the procedure for this election. If Healy desires to elect COBRA coverage, Healy will promptly after the Separation Date take all action necessary to effectuate his election to continue coverage under COBRA. After receiving Healy’s properly completed election form, the Group Health Plan’s COBRA Administrator will enroll Healy and his dependents under “COBRA coverage” and will send Healy a statement on a monthly basis showing the amount due for such coverage. For a period of twelve (12) months after the date hereof, upon submission of appropriate supporting documentation to the Company in accordance with the Company’s policies, the Company shall reimburse Healy for all applicable COBRA premium payments for the continued coverage effective as of the Separation Date.

     2.3. Reimbursement of Expenses. Upon the submission of appropriate supporting documentation to the Company in accordance with the Company’s policies, the Company shall reimburse Healy for all business expenses reasonably and necessarily incurred by Healy in connection with his employment by the Company prior to the Separation Date.

     2.4. Stock Options. Healy acknowledges that he holds currently vested stock options (the “Vested Options”) to purchase 366,667 shares of the Common Stock, par value $.0001 per share (the “Common Stock”), of the Company, which options were granted to him pursuant to the Company’s 1995 and 2000 Amended and Restated Stock Option Plans (each a “Stock Option Plan”). In accordance with the terms of the Stock Option Plans, for a period of ninety (90) days following the Separation Date, Healy will be permitted to exercise any Vested Options, but subject to and only to the extent permitted by the terms of the Stock Option Plan under which such Vested Option was granted and, in any case, subject to all of the terms of the applicable grant. Any stock options to purchase shares of Common Stock held by Healy that are not Vested Options as of the Separation Date, will terminate effective as of the Separation Date pursuant to the terms of the Stock Option Plans under which such options were granted and from and after the Separation Date Healy will have no right to exercise any such unvested options.

3. Restrictive Covenants.

     3.1. Confidentiality. Healy acknowledges that during his employment with the Company he has had and, as a result of his provision of consulting services to the Company, may continue to have, access to confidential information, trade secrets, confidential processes and confidential “know-how” relating to, or concerned with, the past, present, or future business, finances, services, programs, patients, employees, suppliers, and policies of the Company and its affiliates (“Proprietary Information”). Healy agrees that he will not, directly or indirectly use, divulge, furnish or make accessible any Proprietary Information to any other person or entity without the prior written consent of the Company.

     3.2. Return of Company Property. Healy covenants and agrees that he has returned to the Company all software, computers, equipment, reports, affidavits, analyses, evaluations, patient records and information, agreements, manuals, industry lists, statistical records, computer printouts, books of account, records, invoices and other documents in whatever form (whether in human readable or machine readable form) owned by the Company or any of its subsidiaries or reflecting the Company’s or its subsidiaries’ business operations including, without limitation, any of the foregoing embodying or summarizing any Proprietary Information (collectively, “Company Property”). Healy represents that he has not copied, printed, summarized or compiled, and that after the date hereof he will not copy, print, summarize or compile, any Company Property and will not after the Separation Date retain in his possession any Company Property.

     3.3. Non-Disparagement And Future Conduct. Healy and the Company each agree that from and after the Separation Date they each will not make any comments, either written or oral, which could be construed as negative concerning the other or, with respect to the Company, any of the Company’s subsidiaries or any of the Company’s or its subsidiaries’ respective directors, officers, personnel, shareholders, facilities, services or programs. The Company and Healy will work together in good faith in connection with any statements concerning the termination of Healy’s employment to present a united view of an amicable parting of their ways in connection with Healy’s voluntary resignation.

     3.4. Injunction. It is recognized and hereby acknowledged by the parties that a breach of the above paragraph 3 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the parties recognize and hereby acknowledge that Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in paragraph 3 of this Agreement by Healy. The imposition of an injunction pursuant to this paragraph 3.4 does not in any way limit a damage claim or any other claim that the Company may have against Healy.

4. General Release.

     4.1. Release. Healy does hereby release and discharge the Company and each of its subsidiaries and each of their respective directors, officers, personnel, and agents (the “Released Parties”) from any and all claims, demands or liabilities whatsoever, whether known or unknown, which Healy ever had or may now have against any Released Party, from the beginning of time to the Separation Date, including, without limitation, any claims, demands or liabilities in connection with Healy’s employment or service as a director of the Company, including wrongful discharge, breach of express or implied contract, unpaid wages, breach of a covenant of good faith and fair dealing, constructive discharge or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting inter alia, age, race, sex, national origin, religion, handicap, and disability discrimination or retaliation, such as Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Worker Adjustment Retraining Notification Act, the Immigration Reform and Control Act, the Family and Medical Leave Act, the Federal Constitution; and any and all other federal, state, and local laws and regulations prohibiting, without limitation, conspiracy, intentional and/or negligent infliction of emotional distress, defamation, misrepresentation or fraud, negligence, negligent supervision, hiring, or retention, assault, battery, detrimental reliance, or any other offense. The foregoing release will not waive rights or claims that may arise under this Agreement. Healy has not assigned or otherwise conveyed any of his right in and to any claims of the types set forth above.

     4.2. OWBPA Provisions. Pursuant to the provisions of the Older Workers Benefit Protection Act (“OWBPA”), which applies to Healy’s waiver of rights under the Age Discrimination in Employment Act, Healy has had a period of at least twenty-one (21) days within which to consider whether to execute this release. Also pursuant to the OWBPA, Healy may revoke this release within seven (7) days of its execution; provided that any revocation of this release by Healy shall constitute a revocation of this Agreement in its entirety and this Agreement shall thereafter be of no force or effect whatsoever and Healy shall have no right to any payment or compensation hereunder. It is specifically understood that this release shall not become effective or enforceable until the seven-day revocation period has expired. Consideration for this release will not begin to be paid until the end of the Company’s next regular payroll cycle following the end of the seven-day revocation period.

     4.3. Release Acknowledgements. Healy acknowledges that: (i) no consideration other than as provided for by this Agreement has been or will be provided by the Released Parties, (ii) he will make no claim and hereby waives any right he may now have or may hereafter have, based upon any alleged oral modification of the foregoing release, and (iii) the foregoing release does not constitute an admission of a violation of any law, order, regulation, or enactment, or of wrongdoing of any kind by any Released Party.

5. Indemnification. The Company agrees to indemnify Healy in accordance with the Articles of Incorporation and Bylaws of the Company from any and all costs, claims, judgment and litigation costs of any kind or nature related to any matter that may be brought against Healy in connection with his employment with the Company or his service on the Board of Directors of the Company.

6. Miscellaneous.

     6.1. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior communications, commitments and understandings and this Agreement may not be amended or modified except in a writing signed by both parties hereto.

     6.2. This Agreement will be governed by the laws of the State of Florida without regard to the conflicts of laws principles thereunder.

     6.3. If any action or proceeding is brought in any court by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable costs and expenses incurred in connection with such action, including reasonable attorneys’ fees and disbursements through and including all appeals.

     6.4. This Agreement may be executed in counterparts, each of which will be considered an original but which will constitute one and the same agreement.

     6.5. Each provision of this Agreement will be construed simply according to its fair meaning and not strictly against the party causing it to have been drafted.

     6.6. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect.

HEALY STATES THAT HE HAS CAREFULLY READ ALL THE PROVISIONS OF THIS AGREEMENT, THAT THEY HAVE BEEN FULLY EXPLAINED TO HIM, THAT HE HAS HAD THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY, AND THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND THAT THE ONLY PROMISES MADE TO HIM ARE THOSE STATED HEREIN, AND THAT HE IS SIGNING THIS AGREEMENT WITH THE FULL INTENT OF RELEASING THE RELEASED PARTIES OF AND FROM ALL CLAIMS.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY: CONTINUCARE CORPORATION
By:	/s/ Richard C. Pfenniger, Jr.
Richard C. Pfenniger, Jr.
Chief Executive Officer

/s/Patrick M. Healy
Patrick M. Healy

5